EXHIBIT 5

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

December 21, 2009

Cobalt International Energy, Inc.
1980 Post Oak Boulevard, Suite 1200
Houston, TX 77056

Ladies and Gentlemen:

We have acted as special counsel for Cobalt International Energy, Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 19,549,279 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, deliverable pursuant to the Cobalt International Energy, Inc. Long Term Incentive Plan and the Cobalt International Energy, L.P. Deferred Compensation Plan (the “Plans”).

We have examined such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, we are of the opinion that the Shares, when delivered in accordance with the Plans upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP